EXHIBIT 99.1
News Release

Pioneer Southwest Energy Partners L.P. Reports
Second Quarter 2012 Financial and Operating Results

Dallas, Texas, July 31, 2012 -- Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest” or “the Partnership”) (NYSE:PSE) today announced financial and operating results for the quarter ended June 30, 2012.

Pioneer Southwest reported second quarter net income of $65 million, or $1.82 per common unit. Net income for the second quarter included unrealized mark-to-market derivative gains of $48 million, or $1.35 per common unit. Without the effect of this item, adjusted income for the second quarter was $17 million, or $0.47 per common unit. Cash flow from operations for the second quarter was $27 million.

Oil and gas sales for the second quarter averaged 7,103 barrels oil equivalent per day (BOEPD). The Partnership's production guidance for the quarter was 7,400 BOEPD to 7,900 BOEPD. Production from the Spraberry field in West Texas was negatively impacted by approximately 530 BOEPD due to unplanned third-party natural gas liquids (NGL) fractionation downtime and tight industry NGL fractionation capacity at Mont Belvieu, Texas, as described below. Had these third-party processing issues not occurred during the second quarter and all of Pioneer Southwest's NGL volumes could have been fractionated and sold, the Partnership's production would have been approximately 7,630 BOEPD.

•
The Spraberry field produces oil and associated liquids-rich gas. The gas includes NGLs, which are separated at the Midkiff/Benedum and Sale Ranch gas processing facilities in West Texas. These NGLs are then transported to third-party fractionation facilities at Mont Belvieu. During May, a significant third-party facility was shut down for planned maintenance. When it came back on line in late May, it had operating problems and was not able to achieve its pre-shutdown fractionation capacity. As a result of this problem and tight fractionation capacity across the Mont Belvieu complex, Pioneer Southwest built an NGL inventory of 28 thousand barrels that could not be processed for sale in June, thereby negatively impacting production for the second quarter by approximately 310 BOEPD. Within the next month, the fractionation facility is expected to increase processing rates to its pre-shutdown processing capacity, thereby allowing Pioneer Southwest's NGL inventory and ongoing production to be fractionated and sold over the remainder of 2012. Based on the Partnership's second quarter NGL price realization per barrel, the NGL inventory has a sales value of approximately $850 thousand.

•
The Midkiff/Benedum gas processing plants were also forced to reject ethane into the residue gas stream during the second quarter as a result of tight NGL fractionation capacity at Mont Belvieu. The net impact of rejecting ethane was primarily a loss in production of approximately 220 BOEPD. Ethane rejection continues and is expected to impact Pioneer Southwest's production over the remainder of 2012 based on the outlook for continuing tight fractionation capacity at Mont Belvieu. Due to low ethane prices, there is not a significant economic impact associated with rejecting ethane versus selling it. Pioneer Southwest estimates that its revenues are lower as a result of rejecting ethane by approximately $2 thousand per day at current gas and NGL prices.

The Partnership's three-rig drilling program continued during the second quarter, with nine new wells being placed on production. At the end of the quarter, the Partnership had seven wells awaiting completion and three wells being drilled. The Partnership has a large inventory of remaining oil drilling locations in the Spraberry field, with approximately 85 40-acre locations and 1,200 20-acre locations. The 2012 capital program is expected to result in 50 wells to 55 wells being drilled or recompleted during the year. Essentially all of the wells drilled will be deepened to the Strawn formation, and 35% of the planned wells will also be deepened to the Atoka formation. Production data from current Strawn completions supports the addition of an incremental 30 thousand barrels oil equivalent (MBOE) of estimated ultimate recovery (EUR) for wells completed in this interval. Completions in the Atoka interval are estimated to add an incremental 50 MBOE to 70 MBOE of EUR. Approximately 85% and 70% of the

Partnership's acreage position has Strawn and Atoka potential, respectively.

The Partnership currently has four downspaced 20-acre wells on production. Results to date indicate that production from these wells is performing near the type curve for a 40-acre Lower Wolfcamp well (EUR of 140 MBOE).

Capital spending for 2012 is forecasted to range from $110 million to $120 million. The current average well cost is $1.9 million. The 2012 capital program is expected to generate full-year production growth of 8% compared to 2011. This is a reduction from the previous growth rate forecast of 10% for 2012 as a result of the expected continuation of ethane rejection at the Midkiff/Benedum gas processing facilities in the Spraberry field due to tight fractionation capacity at Mont Belvieu.

Second quarter oil sales averaged 4,874 barrels per day (BPD), NGL sales averaged 1,164 BPD and gas sales averaged 6 million cubic feet per day. The second quarter average price for oil was $86.25 per barrel. The average price for NGLs was $30.28 per barrel, and the average price for gas was $1.89 per thousand cubic feet.

Production costs (including production and ad valorem taxes) for the second quarter averaged $23.34 per barrel oil equivalent (BOE). These costs were higher by approximately $0.70 per BOE due to the impact of ethane rejection. The remaining increase was primarily related to higher forecasted ad valorem taxes in 2012. Depreciation, depletion and amortization expense averaged $7.71 per BOE.

The Partnership has additional borrowing capacity under its credit facility of $231 million as of June 30, 2012, which is expected to be adequate to fund future growth from the three-rig drilling program and acquisitions.

Pioneer Southwest previously announced a cash distribution of $0.52 per outstanding common unit for the quarter ended June 30, 2012. The distribution is payable August 9, 2012 to unitholders of record at the close of business on August 2, 2012. On an annual basis, the cash distribution equates to $2.08 per common unit.

Distribution sustainability is supported by the Partnership's low-decline rate Spraberry properties, its large drilling inventory of 40-acre and 20-acre locations and its strong derivative position through 2014. Of the Partnership's forecasted production, derivative contracts cover approximately 80% in 2012, 65% in 2013 and 60% in 2014.

Third Quarter 2012 Financial Outlook

The following paragraphs provide the Partnership's third quarter of 2012 outlook for certain operating and financial items.

Production is forecasted to average 7,400 BOEPD to 7,900 BOEPD. This assumes that ethane rejection will continue throughout the third quarter. Production costs (including production and ad valorem taxes) are expected to average $20.50 to $23.50 per BOE based on current NYMEX strip prices for oil, NGLs and gas. Depreciation, depletion and amortization expense is expected to average $7.25 to $8.25 per BOE. General and administrative expense is expected to be $1.5 million to $2.5 million. Interest expense is expected to be $500 thousand to $800 thousand. Accretion of discount on asset retirement obligations is forecasted to be nominal.

Pioneer Southwest's effective income tax rate is expected to be approximately 1% of earnings before income taxes as a result of Pioneer Southwest being subject to the Texas Margin tax.

Earnings Conference Call

On Wednesday, August 1, 2012, at 11:00 a.m. Central Time, Pioneer Southwest will discuss its financial and operating results for the second quarter with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pioneersouthwest.com
Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.

Telephone: Dial (888) 300-2323 confirmation code: 9394660 five minutes before the call to listen to the discussion. View the presentation via Pioneer Southwest's internet address above.

A replay of the webcast will be archived on Pioneer Southwest's website. A telephone replay will be available through August 22, 2012 by dialing (888) 203-1112 confirmation code: 9394660.

Pioneer Southwest is a Delaware limited partnership, headquartered in Dallas, Texas, with current production and drilling operations in the Spraberry field in West Texas. For more information, visit www.pioneersouthwest.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Southwest are subject to a number of risks and uncertainties that may cause Pioneer Southwest's actual results in future periods to differ materially from the forward-looking statements.  These risks and uncertainties include, among other things, volatility of commodity prices, the effectiveness of Pioneer Southwest's commodity price derivative strategy, reliance on Pioneer Natural Resources Company and its subsidiaries to manage Pioneer Southwest's business and identify and evaluate drilling opportunities and acquisitions, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete Pioneer Southwest's operating activities, access to and availability of transportation, processing and refining facilities, Pioneer Southwest's ability to replace reserves, including through acquisitions, and implement its business plans or complete its development activities as scheduled, uncertainties associated with acquisitions, access to and cost of capital, the financial strength of counterparties to Pioneer Southwest's credit facility and derivative contracts and the purchasers of Pioneer Southwest's oil, NGL and gas production, uncertainties about estimates of reserves and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data and environmental and weather risks, including the possible impacts of climate change. These and other risks are described in Pioneer Southwest's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer Southwest may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer Southwest undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (“SEC”) prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer Southwest includes estimates of quantities of oil and gas using certain terms, such as “estimated ultimate recovery,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC's definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer Southwest from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer Southwest. U.S. investors are urged to consider closely the disclosures in the Partnership's periodic filings with the SEC. Such filings are available from the Partnership at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Partnership's website at www.pioneersouthwest.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Southwest Energy Partners L.P. Contacts:
Investors
Frank Hopkins - 972-969-4065
Eric Pregler - 972-969-5756
Casey Edwards - 972-969-5759

Media and Public Affairs
Susan Spratlen - 972-969-4018
Suzanne Hicks - 972-969-4020

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2012	2011

	ASSETS
Current assets:
Cash	$3,648	$1,176
Accounts receivable:
Trade	12,725	18,063
Due from affiliates	793	—
Inventories	1,641	920
Prepaid expenses	111	240
Deferred income taxes	10	207
Derivatives	6,375	5,619
Total current assets	25,303	26,225

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting:
Proved properties	490,984	437,085
Accumulated depletion, depreciation and amortization	(151,315)	(141,498)
Total property, plant and equipment	339,669	295,587

Deferred income taxes	338	1,008
Derivatives	8,234	3,665
Other, net	1,226	242
	$374,770	$326,727

	LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable:
Trade	$15,236	$10,756
Due to affiliates	—	830
Interest payable	—	16
Income taxes payable to affiliate	634	550
Derivatives	7,367	28,101
Asset retirement obligations	900	500
Other current liabilities	127	—
Total current liabilities	24,264	40,753

Long-term debt	69,000	32,000
Derivatives	2,715	16,953
Asset retirement obligations	8,967	9,815
Other noncurrent liabilities	210	—
Partners' equity	269,614	227,206
Commitments and contingencies
	$374,770	$326,727

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Oil and gas	$42,565	$54,504	$93,270	$104,286
Other income	—	—	—	2
Derivative gains (losses), net	46,309	17,700	31,768	(26,909)
	88,874	72,204	125,038	77,379

Costs and expenses:
Oil and gas production	11,047	9,127	22,019	18,376
Production and ad valorem taxes	4,033	3,508	7,827	6,831
Depletion, depreciation and amortization	4,986	3,572	9,818	6,900
General and administrative	1,773	1,834	3,660	3,414
Accretion of discount on asset retirement obligations	190	228	378	455
Interest	509	398	818	793
Other	315	—	748	—
	22,853	18,667	45,268	36,769

Income before income taxes	66,021	53,537	79,770	40,610
Income tax provision	(772)	(607)	(951)	(407)
Net income	$65,249	$52,930	$78,819	$40,203

Allocation of net income:
General partner's interest	$65	$53	$79	$40
Limited partners' interest	64,997	52,773	78,538	40,093
Unvested participating securities' interest	187	104	202	70
Net income	$65,249	$52,930	$78,819	$40,203

Net income per common unit - basic and diluted	$1.82	$1.59	$2.20	$1.21

Weighted average common units outstanding - basic and diluted	35,714	33,114	35,714	33,114

Distributions declared per common unit	$0.52	$0.51	$1.03	$1.01

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$65,249	$52,930	$78,819	$40,203
Adjustments to reconcile net income to net cash provided
by operating activities:
Depletion, depreciation and amortization	4,986	3,572	9,818	6,900
Deferred income taxes	824	402	867	58
Accretion of discount on asset retirement obligations	190	228	378	455
Amortization of debt related costs	65	46	110	91
Loss on extinguishment of debt	—	—	197	—
Amortization of unit-based compensation	241	141	411	231
Commodity derivative related activity	(48,764)	(27,755)	(40,297)	9,628
Other noncash expense	315	—	551	—
Change in operating assets and liabilities:
Accounts receivable	5,529	(326)	4,545	(1,963)
Inventories	(686)	9	(721)	(142)
Prepaid expenses	104	64	129	149
Accounts payable	(597)	1,355	1,443	2,382
Interest payable	(133)	10	(16)	113
Income taxes payable to affiliate	(52)	205	84	349
Asset retirement obligations	(454)	(103)	(901)	(286)
Other current liabilities	(214)	—	(214)	—
Net cash provided by operating activities	26,603	30,778	55,203	58,168
Cash flows from investing activities:
Additions to oil and gas properties	(28,310)	(14,955)	(51,618)	(29,396)
Net cash used in investing activities	(28,310)	(14,955)	(51,618)	(29,396)
Cash flows from financing activities:
Borrowings under credit facility	19,000	16,904	86,000	32,904
Principal payments on credit facility	—	(14,904)	(49,000)	(27,104)
Payment of financing fees	(30)	—	(1,291)	—
Distributions to unitholders	(18,590)	(16,904)	(36,822)	(33,478)
Net cash provided by (used in) financing activities	380	(14,904)	(1,113)	(27,678)
Net increase (decrease) in cash	(1,327)	919	2,472	1,094
Cash, beginning of period	4,975	282	1,176	107
Cash, end of period	$3,648	$1,201	$3,648	$1,201

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Average Daily Sales Volumes:
Oil (Bbls) -	4,874	4,051	4,882	4,093

Natural gas liquids (Bbls) -	1,164	1,577	1,340	1,512

Gas (Mcf) -	6,389	6,366	6,806	6,381

Total (BOE) -	7,103	6,689	7,356	6,669

Average Reported Prices:
Oil (per Bbl) -	$86.25	$125.02	$92.67	$120.23

Natural gas liquids (per Bbl) -	$30.28	$44.92	$34.35	$41.60

Gas (per Mcf) -	$1.89	$3.39	$2.06	$3.32

Total (per BOE) -	$65.85	$89.50	$69.67	$86.40

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL EARNINGS PER UNIT INFORMATION
(in thousands, except for per unit amounts)

The Partnership follows the two-class method of calculating basic and diluted net income per unit. Under the two-class method, generally accepted accounting principles ("GAAP") provide that the net income applicable to the Partnership be allocated to all securities that participate in the Partnership's earnings. Accordingly, net income applicable to the Partnership is allocated to the General Partner, unvested participating securities and common unitholders. Net losses applicable to the Partnership are allocated to the General Partner and common unitholders but only to unvested participating securities to the extent that they receive distributions during loss periods because unvested participating securities are not contractually obligated to share in the Partnership's net losses. Unit- and unit-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. The Partnership's basic and diluted net income per unit attributable to common unitholders is computed as (i) net income applicable to the Partnership, (ii) less General Partner net income, (iii) less unvested participating securities' basic and diluted net income (iv) divided by weighted average basic and diluted units outstanding.

The following table provides a reconciliation of the Partnership's net income applicable to the Partnership to basic and diluted net income attributable to common unitholders, and the calculation of net income per common unit - basic and diluted, for the three and six months ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income applicable to the Partnership	$65,249	$52,930	$78,819	$40,203
Less:
General partner's interest	(65)	(53)	(79)	(40)
Unvested participating securities' interest	(187)	(104)	(202)	(70)
Basic and diluted net income applicable to common unitholders	$64,997	$52,773	$78,538	$40,093

Weighted average basic and diluted units outstanding	35,714	33,114	35,714	33,114

Net income per common unit - basic and diluted	$1.82	$1.59	$2.20	$1.21

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and distributable cash flow (as defined below) are presented herein and reconciled to the GAAP measures of net cash provided by operating activities and net income. Management of Pioneer Southwest Energy Partners L.P. believes these financial measures provide additional information to the investment community about the Partnership's ability to generate sufficient cash flow to sustain or increase distributions to its unitholders, among other items. In particular, EBITDAX is used in the Partnership's credit facility to determine the interest rate that the Partnership will pay on outstanding borrowings and to determine compliance with the leverage and interest coverage tests. EBITDAX and distributable cash flow should not be considered as alternatives to net cash provided by operating activities or net income, as defined by GAAP.

	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012

Net cash provided by operating activities	$26,603	$55,203
Add/(Deduct):
Depletion, depreciation and amortization	(4,986)	(9,818)
Deferred income taxes	(824)	(867)
Accretion of discount on asset retirement obligations	(190)	(378)
Amortization of debt issuance costs	(65)	(110)
Loss on extinguishment of debt	—	(197)
Amortization of unit-based compensation	(241)	(411)
Commodity derivative related activity	48,764	40,297
Other noncash expense	(315)	(551)
Changes in operating assets and liabilities	(3,497)	(4,349)

Net income	65,249	78,819
Add/(Deduct):
Depletion, depreciation and amortization	4,986	9,818
Accretion of discount on asset retirement obligations	190	378
Interest expense	509	818
Loss on extinguishment of debt	—	197
Income tax provision	772	951
Amortization of unit-based compensation	241	411
Commodity derivative related activity	(48,764)	(40,297)
Other noncash expense	315	551

EBITDAX (a)	23,498	51,646
Add/(Deduct):
Cash reserves to maintain production and cash flow	(6,651)	(13,801)
Cash interest expense	(444)	(708)
Cash income taxes	52	(84)

Distributable cash flow (b)	$16,455	$37,053

__________

(a)
"EBITDAX" represents earnings before depletion, depreciation and amortization expense; accretion of discount on asset retirement obligations; interest expense; loss on extinguishment of debt; income taxes; amortization of unit-based compensation; noncash commodity derivative related activity and other noncash expenses.

(b)	Distributable cash flow equals EBITDAX adjusted for the Partnership's estimated cash reserves to maintain production and cash flow, cash interest expense and cash income taxes.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of July 30, 2012

			Twelve Months Ending
	2012		December 31,
	Third	Fourth
	Quarter	Quarter	2013	2014	2015

Oil Derivatives:
Collar contracts with short puts:
Volume (Bbls per day)	1,500	1,500	1,750	5,000	—
Price per Bbl:
Ceiling	$109.00	$109.00	$116.00	$124.00	$—
Floor	$85.00	$85.00	$88.14	$90.00	$—
Short put	$70.00	$70.00	$73.14	$72.00	$—
Swap contracts:
Volume (Bbls per day)	3,000	3,000	3,000	—	—
Price per Bbl	$79.32	$79.32	$81.02	$—	$—
NGL Derivatives:
Swap contracts:
Volume (Bbls per day)	750	750	—	—	—
Price per Bbl (a)	$35.03	$35.03	$—	$—	$—
Gas Derivatives:
Collar contracts with short puts:
Volume (MMBtus per day)	—	—	—	—	5,000
Price per MMBtu:
Ceiling	$—	$—	$—	$—	$5.00
Floor	$—	$—	$—	$—	$4.00
Short put	$—	$—	$—	$—	$3.00
Swap contracts:
Volume (MMBtus per day)	5,000	5,000	2,500	—	—
Price per MMBtu (b)	$6.43	$6.43	$6.89	$—	$—
Basis swap contracts:
Permian Basin index swaps (MMBtus per day) (c)	2,500	2,500	2,500	—	—
Price differential ($/MMBtu)	$(0.30)	$(0.30)	$(0.31)	$—	$—

__________

(a)	Represents weighted average index price per Bbl of each NGL component.

(b)	Represents the NYMEX Henry Hub index price on the derivative trade date.

(c)	Represents swaps that fix the basis differentials between the Permian Basin index price and the NYMEX Henry Hub index price used in gas swap contracts.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL INFORMATION

Derivative Gains, Net
(in thousands)

	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012

Noncash changes in fair value:
Oil derivative gains	$48,104	$37,726
NGL derivative gains	3,213	5,014
Gas derivative losses	(2,553)	(2,443)
Total noncash derivative gains, net	48,764	40,297

Cash settled changes in fair value:
Oil derivative losses	(3,873)	(10,407)
NGL derivative losses	(452)	(1,618)
Gas derivative gains	1,870	3,496
Total cash derivative losses, net	(2,455)	(8,529)
Total derivative gains, net	$46,309	$31,768

PIONEER SOUTHWEST ENERGY PARTNERS L.P.
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions, except per unit data)

Adjusted income excluding unrealized mark-to-market derivative gains, as presented in this press release, is presented and reconciled to the Partnership’s net income determined in accordance with GAAP because the Partnership believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Partnership’s business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP measure may enhance investors’ ability to assess the Partnership’s historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with the Partnership’s consolidated financial statements prepared in accordance with GAAP. Unrealized mark-to-market derivative gains and losses will recur in future periods; however, the amount can vary significantly from period to period. The table below reconciles the Partnership’s net income for the three months ended June 30, 2012, as determined in accordance with GAAP, to adjusted income excluding unrealized mark-to-market derivative gains for that quarter.

	After-tax	Per Common
	Amounts	Unit

Net income	$65	$1.82

Unrealized mark-to-market derivative gains	(48)	(1.35)

Adjusted income excluding unrealized mark-to-market derivative gains	$17	$0.47